SUB-ITEM 77Q3

AIM SUMMIT FUND

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING:   10/31/2009
FILE NUMBER:         811-1424
SERIES NO.:          19

72DD.  1   Total income dividends for which record date passed during the period. (000's Omitted)
           Class A               $    140

       2   Dividends for a second class of open-end company shares (000's Omitted)
           Class P               $ 10,116
           Class Y               $      1
           Institutional Class   $     72

73A.       Payments per share outstanding during the entire current period: (form nnn.nnnn)

       1   Dividends from net investment income
           Class A                 0.0524

       2   Dividends for a second class of open-end company shares (form nnn.nnnn)
           Class  P                0.0642
           Class Y                 0.0648
           Institutional Class     0.0653

74U.   1   Number of shares outstanding (000's Omitted)
           Class A                  2,602

       2   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
           Class B                    211
           Class C                    336
           Class P                163,845
           Class S                     33
           Class Y                    230
           Institutional Class      1,185

74V.   1   Net asset value per share (to nearest cent)
           Class A               $   9.55

       2   Net asset value per share of a second class of open-end company shares (to nearest cent)
           Class B               $   9.37
           Class C               $   9.36
           Class P               $   9.60
           Class S               $   9.56
           Class Y               $   9.56
           Institutional Class   $   9.58